Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Announces Restatement Associated with Libya Receivable;

Restated Results Expected to Increase Net Loss in 2012 But Increase

Net Earnings in 2013 and Decrease Net Loss in 2014

PHILADELPHIA, PA — October 19, 2015 — Hill International (NYSE:HIL), the global leader in managing construction risk, announced today that it intends to restate prior period financial statements filed for each of the years ended December 31, 2012, 2013, and 2014, as well as the quarters ended March 31 and June 30, 2015.  The restatement follows a determination that the Company’s previous accounting treatment of the accounts receivable (the “Libya Receivable”) from the Libyan Organization for Development of Administrative Centres (“ODAC”) was no longer appropriate as of and for the year ended December 31, 2012.  As a result, all prior communications issued by the company as well as other prior statements made by or on behalf of the company relating to the periods under review for restatement (collectively, the “Non-Reliance Periods”) should not  be relied upon.

The decision of Hill’s Audit Committee to restate these financial statements is in connection with a review (the “Staff Review”) by the staff of the Securities and Exchange Commission (the “SEC”) of our Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and Definitive Proxy Statement filed April 30, 2015 and subsequent communications between the Staff and the Company relating to the Staff Review.  As a result of the Staff Review, the company, under the direction of its Audit Committee, re-evaluated its historical and current practices with respect to analyzing the collectability of accounts receivable in accordance with U.S. generally accepted accounting principles (“GAAP”).  The company has included significant disclosures in prior periodic reports filed with the SEC regarding the status of the Libya Receivable, including regarding the political situation in Libya, the amounts of payments, the company’s continued dialogue with representatives of ODAC, the circumstances under which the company would evaluate its options to pursue legal claims and/or assess the carrying amount of the Libya Receivable, and the risks regarding its collectability.

Under the restatement, Hill will reserve the entire net Libya Receivable of $48.1 million, consisting of a gross amount of $59.9 million net of $11.8 million in subconsultant and other contingent expenses then owed, in the year ended December 31, 2012, and adjust subsequent annual and quarterly results as required by GAAP.  The adjustment related to the Libya Receivable will result in non-cash financial statement adjustments and will have no impact on the company’s current or previously reported cash position, investing or financing cash flows, or net operating loss carryforward.

“This action is not based on any change in our management’s current view of the collectability of the Libya Receivable, and we intend to continue to pursue collection of the monies owed to us by ODAC,” said David L. Richter, Hill’s President and Chief Executive Officer.  “Despite this action, Hill’s underlying business remains strong, and we continue to expect to report record results in 2015,” added Richter.

Final restatement amounts for the Non-Reliance Periods have not yet been determined.  The company is continuing to evaluate the total amount of the adjustments and the specific impact on each of the Non-Reliance Periods, and intends to present the quarterly and annual restated financial statements in amendments to applicable periodic reports with respect to the Non-Reliance Periods (the “Restated Filings”) as soon as practicable.

Preliminary indications from the Company’s evaluation are that the changes described above are expected to primarily result in a:

•                  $48.1 million increase in selling, general and administrative expenses, a $59.9 million decrease in accounts receivable, an $11.8 million decrease in accounts payable and accrued expenses, a $48.1 million decrease in net earnings and a corresponding $48.1 million decrease in retained earnings for the year ended December 31, 2012;

•                        $2.0 million increase in net earnings primarily to reflect collections related to the Libya Receivable, a $57.3 million decrease in accounts receivable, an $11.5 million decrease in accounts payable and accrued expenses and a $46.1 million decrease in retained earnings for the year ended December 31, 2013;

•                        $5.6 million decrease in net loss primarily to reflect collections related to the Libya Receivable, a $49.7 million decrease in accounts receivable — Libya, a $9.4 million decrease in other liabilities and a $40.6 million decrease in retained earnings for the year ended December 31, 2014;

•                        $0.8 million increase in net earnings, a $49.0 million decrease in accounts receivable — Libya, a $9.2 million decrease in other liabilities and a $39.7 million decrease in retained earnings for the quarter ended March 31, 2015; and

•                        $49.8 million decrease in accounts receivable — Libya, a $9.9 million decrease in other liabilities and a $39.9 million decrease in retained earnings for the quarter ended June 30, 2015.

The restated amounts are unaudited estimates and are subject to change, possibly materially.  Additional information and disclosures associated with this restatement are contained in a Form 8-K to be filed today by the company with the SEC, a copy of which will be available, free of charge, at www.sec.gov.

Hill International, with 4,900 professionals in 100 offices worldwide, provides program management, project management, construction management, construction claims and other consulting services primarily to the buildings, transportation, environmental, energy and industrial markets.  Engineering News-Record magazine recently ranked Hill as the seventh largest construction management firm in the United States.  For more information on Hill, please visit our website at www.hillintl.com.

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include: the review of the company’s accounting, accounting policies and internal control over financial reporting; the preparation of and the audit or review, as applicable, of the Restated Filings; and the subsequent discovery of additional adjustments to the company’s previously issued financial statements.  Actual events or results may differ materially from the company’s expectations.  In addition, our financial results and stock price may suffer as a result of this review and any subsequent determinations from this process or any actions taken by governmental or other regulatory bodies as a result of this process.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Hill International, Inc.

John P. Paolin

Senior Vice President of Marketing and

Corporate Communications

(215) 309-7710

johnpaolin@hillintl.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

(HIL-F)

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